UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
April 17, 2014

SUN BANCORP, INC.
(Exact name of registrant as specified in its charter)

New Jersey	0-20957	52-1382541
(State or other jurisdiction of incorporation)	(SEC File Number)	(IRS Employer Identification No.)

226 Landis Avenue, Vineland, New Jersey	08360
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(856) 691-7700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

SUN BANCORP, INC.

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2014, F. Clay Creasey, Jr. was seated as a director on the Board of Directors of Sun Bancorp, Inc. (the “Company”) and the Board of Directors of Sun National Bank (the “Bank”).  He was previously appointed to the Company’s Board, subject to the non-objection by the Board of Governors of the Federal Reserve System and the Bank’s Board, subject to the non-objection of the Office of the Comptroller of the Currency, which non-objections were received on February 28, 2014 and April 10, 2014, respectively.  Mr. Creasey was also appointed to the Audit, Risk, and ALCO/Investment Committees of the Company’s Board at the time of his seating.  Mr. Creasey is expected to receive customary board and committee fees.

There were no arrangements or understandings between Mr. Creasey and any person pursuant to which Mr. Creasey was selected as a director.  There are no business relationships between the Company and Mr. Creasey of the type required to be disclosed by Item 404(a) of Regulation S-K.

Mr. Creasey is Executive Vice President and Chief Financial Officer of Toys “R” Us, Inc., a position he has held since May 2006.  From July 2005 to April 2006, Mr. Creasey served as Chief Financial Officer of Zoom Systems, an automated retailer. Prior to that, Mr. Creasey served in various roles at Mervyn’s, a subsidiary of Target, from 1992 to 2005, most recently as Senior Vice President, Finance and Chief Financial Officer from 2000 to 2005.

Section 7 - Regulation FD

Item 7.01	Regulation FD Disclosure.

On April 21, 2014, the Company issued a press release announcing the seating of F. Clay Creasey, Jr. on the Boards of Directors of the Company and the Bank.  A copy of the press release is being furnished as Exhibit 99 hereto.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

99	Press release, dated April 21, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN BANCORP, INC.
Date: April 17, 2014	By:	/s/ Sidney R. Brown
Sidney R. Brown Chairman, Interim President and Chief Executive Officer